Exhibit 21

                             FAC Realty Trust, Inc.
                                  Subsidiaries

        Name                                          State of
                                                   Incorporation

FAC Properties Holding Corp.                           Maryland

FAC Properties, LP                                     Delaware

FSA Properties, Inc.                                   Delaware

FAC Mortgage, LLC                                      Delaware